Baron Asset Fund
                            767 Fifth Avenue
                            New York, NY   10153
                            Tel: 212-583-2000
                            Fax: 212-583-2050



November 26, 1997

VIA-EDGARLINK
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

     Re:  Rule 24f-2 Notice


Dear Sirs:

     Baron Asset Fund (the "Trust") is a trust created under a written Declaration of Trust dated February 19, 1987, as amended, and executed and delivered in Boston, Massachusetts. It is organized as a series fund with three series currently available: Baron Asset Fund, Baron Growth & Income Fund and Baron Small Cap Fund. The beneficial interests thereunder are represented by transferable shares, $0.01 par value per share ("Shares"). This opinion relates to the Shares of two of the Trust's series, Baron Asset Fund and Baron Growth & Income Fund. Baron Small Cap Fund did not begin selling its shares until October 1, 1997, after the end of the fiscal year of the Trust.

      The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

     I am of the opinion that the legal requirements have been complied with in the creation of the Trust, and that the Declaration of Trust in legal and valid.

     Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration at such time or times and on such terms as the Trustees may deem best. under Article V, Section 5.1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited.

     By vote adopted on May 11, 1987, the Trustees of the Trust authorized the President, or any Vice President, and the Secretary or any Assistant Secretary, from time to time to determine the appropriate number of Shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

     The Trustees of the Trust authorized the creation of two separate series of the Trust by Certificate of Designation filed with the Massachusetts Secretary of State on October 17, 1994 and by vote adopted on October 21, 1994, the registration of the Shares of the new series with the Securities and Exchange Commission, and the issuance of such Shares when effective. The Trustees also duly authorized the creation of the third series of the Trust, the filing of the registration statement with the Securities and Exchange Commission, ans the issuance of the Shares when effective.

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     I understand that you are about to file a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, making definitive the registration of 39,588,609 Shares of the Baron Asset Fund and Baron Growth & Income series of the Trust sold in reliance upon said Rule 24f-2 during the fiscal year ended September 30, 1997.

     I am of the opinion that all necessary Trust action precedent to the issue of said 39,588,609 Shares was duly taken. I am of the further opinion that all such Shares were legally and validly issued and fully paid and are non-assessable by the Trust. In rendering the opinion expressed in the Preceding sentence, I rely on certification by an officer of the Trust that the Trust or its agent received consideration for such Shares in accordance with the provisions of the Trust's Declaration of Trust, the Board of Trustees Meeting of May 11, 1987, and the Trust's current prospectus, and I assume that the sale of such Shares was effected in compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state laws regulating the sale of securities.

     I consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above.


Very truly yours,

/s/ Linda S. Martinson
______________________
    Linda S. Martinson
    General Counsel

LSM/ms